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Exhibit 10(f)


                                USX CORPORATION
                              EXECUTIVE MANAGEMENT
           SUPPLEMENTAL PENSION PROGRAM, AS AMENDED OCTOBER 27, 1998
           ---------------------------------------------------------


     The term "Member" as used herein means an employee of USX Corporation (hereinafter "the Corporation") or a Subsidiary Company who is (a) a member of the Executive Management Group as established from time to time by the USX Board of Directors or (b) a key manager designated by name as a "Member" under this Program by the Compensation Committee of the USX Board of Directors.

     The terms "continuous service", "allowed service", "surviving spouse" and "Subsidiary Company" as used herein mean Continuous Service, Allowed Service, and surviving spouse as determined under, and Subsidiary Company as defined in, the United States Steel 1994 Salaried Pension Rules adopted under the United States Steel Corporation Plan for Non-Union Employee Pension Benefits (hereinafter "the Plan"); provided, however, that the term "continuous service" for the purpose of determining the amount of the supplemental pension and supplemental surviving spouse benefit under this Program shall exclude the Member's continuous service that (1) is creditable under a pension plan adopted by the Corporation or a Subsidiary Company, if the pension plan includes bonus payments as creditable earnings for pension purposes, or (2) occurs following the date an employee ceases to be a member of the Executive Management Group or ceases to be designated as a Member under this Program by the USX Compensation Committee. Any benefits payable with respect to a former Member shall be based on bonuses received before such employee ceases to be a Member and shall be calculated in accordance with the provisions of the Plan in effect as of the date such employee ceases to be a Member. Notwithstanding the above, no benefits payable with respect to a key manager designated for coverage under this Program shall be based on any bonuses paid to such key manager prior to the date of his designation.

     Any member who retires or otherwise terminates employment under conditions of eligibility for a pension, other than a deferred vested pension, pursuant to the provisions of the Plan, excluding any Member who retires without the consent of the Corporation prior to age 60 pursuant to the 30-year sole option provisions, will be eligible to receive the supplemental pension provided under this Program. In no event shall the supplemental pension be less than the Member's accrued benefit under this Program.

     The surviving spouse of any Member who has accrued at least 15 years of continuous service and who dies (i) prior to retirement, (ii) after retirement under conditions of eligibility for an immediate pension pursuant to the provisions of the Plan, excluding any Member who retires without the consent of the Corporation prior to age 60 pursuant to the 30-year sole option provisions, will be eligible to receive the supplemental surviving spouse benefit provided under this Program.

     Average Earnings as used herein shall be equal to the total bonuses paid or credited to the Member pursuant to the USX Corporation Annual Incentive Compensation Plan (or such other payments or deferrals as shall have been designated as creditable under the Program by the Compensation Committee of the Board of Directors of the Corporation) with respect to the three calendar years for which total bonus payments or deferrals (or such other payments) were the highest out of the last ten consecutive calendar years immediately prior to the calendar year in which retirement or death occurs (or, if earlier, the date the Member ceased to accrue continuous service for the purpose of determining the amount of benefits under this Program) divided by thirty-six. Bonus payments or deferrals (or such other payments) will be considered as having been made for the calendar year in which the applicable services were performed rather than for the calendar year in which the bonus payment was actually received.

     The Average Earnings used in the determination of benefits under this Program as of retirement will be recalculated using any bonus payable for the calendar year in which retirements occurs if such bonus produces Average Earnings greater than that determined at retirement.
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Exhibit 10(f)  (Contd.)


     The Supplemental Pension provided under this Program shall be determined by multiplying Average Earnings by a percentage which shall be equal to the sum of 1.54% for each year of continuous service and each year of allowed service.

     The Supplemental Surviving Spouse Benefit provided under this Program shall be equal to 50% of the Supplemental Pension (i) that would have been payable to the Member had the Member retired as of the date of death in the case of death prior to retirement, or (ii) that was being paid to the Member in the case of death after retirement. Payments shall be payable monthly for the life of the surviving spouse and shall commence with the month following the month in which the Member's death occurs.

     Except as a Member elects, prior to the earlier of retirement or death, to have both the benefits payable to him and the benefits payable to his surviving spouse paid on a monthly basis or to have the benefits payable to him (but not the benefits payable to his surviving spouse) paid on a monthly basis, he shall receive a lump sum distribution of both the monthly pension and monthly surviving spouse benefits payable. The lump sum distribution shall be equal to the present value of the amounts payable to the Member and the Member's spouse based on the joint life expectancy of said individuals, using tables adopted by the Corporation, or the life expectancy of the Member's spouse in the event of the employee's death prior to retirement or in the event that the Member has elected to receive his monthly benefits in the form of an annuity but has not made the same election on behalf of his spouse with respect to surviving spouse benefits, and the interest rate established under the Pension Benefit Guaranty Corporation regulations to determine the present value of immediate annuities in the event of plan termination. Any lump sum distribution shall be payable within 60 days following retirement, or death, and shall represent full and final settlement of all benefits provided hereunder.

     Effective November 1, 1998, notwithstanding anything to the contrary contained herein, no benefits will be payable under this program to any Member who retires under a voluntary early retirement program authorized by the Board of Directors on October 27, 1998.

     Benefits provided by this Program shall be paid out of general assets of the Member's Employing Company.

     The Vice President-Administration of the United States Steel and Carnegie Pension Fund is responsible for administration of this Program.

     The Corporation may at any time, and from time-to-time, by action of its Board of Directors, modify or amend, in whole or in part, or terminate any or all of the provisions of this Program.